UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(Amendment No. 4 )

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

VANGUARD MINERALS CORPORATION
(Name of Registrant As Specified In Its Charter)

402 West Broadway, Suite 2800, San Diego, CA 92101
Tel: 619-481-3450
Fax: 415-358-5548

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(1)	Title of each class of securities to which transaction applies: Common Shares
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This 14C Preliminary Information Amendment No. 4  statement is filed by the Company in order to amend the 14C Preliminary Information statement filed by the Company with the Securities and Exchange Commission (SEC) on February 28, 2010 and on May 28, 2010 ,  July 6, 2010 and August 3, 2010.

VANGUARD MINERALS CORPORATION

INFORMATION STATEMENT
SHAREHOLDER MAJORITY ACTION AS OF ____, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS INFORMATION STATEMENT IS BEING PROVIDED ON BEHALF OF THE BOARD OF DIRECTORS (THE "BOARD") OF VANGUARD MINERALS CORPORATION (THE "COMPANY") TO RECORD HOLDERS OF SHARES OF OUR COMMON  STOCK  ("SHAREHOLDERS")  AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE OF MAY 10, 2010.

NOTICE IS HEREBY GIVEN TO ALL STOCKHOLDERS THAT BY WRITTEN CONSENT OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES, ACTION OF STOCKHOLDERS (THE "ACTION") OF VANGUARD MINERALS CORPORATION ("VANGUARD" OR THE "COMPANY") WAS TAKEN ON MAY 10, 2010 IN ACCORDANCE WITH SECTIONS 78.315 AND 78.320 OF THE NEVADA REVISED STATUTES. SUCH SHAREHOLDERS COLLECTIVELY  OWNING IN EXCESS OF THE REQUIRED MAJORITY OF THE OUTSTANDING VOTING SECURITIES OF VANGUARD NECESSARY FOR THE ADOPTION OF THE ACTION.

1.
Actions  approved the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Vanguard Management Corporation" (Requires an amendment to the Articles of Incorporation).

2.	Authorized an increase in the authorized common stock from 1,666,666 shares to 500,000,000 shares (Requires an amendment to the Articles of Incorporation).

STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON SEPTEMBER __, 2010 SHALL BE ENTITLED TO RECEIPT OF THIS INFORMATION STATEMENT.

THE INFORMATION  STATEMENT IS BEING PROVIDED TO YOU FOR  INFORMATIONAL  PURPOSES ONLY.  YOUR VOTE IS NOT REQUIRED TO APPROVE THE ACTIONS  DESCRIBED  ABOVE.  THIS INFORMATION STATEMENT DOES NOT RELATE TO AN ANNUAL MEETING OR SPECIAL MEETING IN LIEU OF AN ANNUAL  MEETING.  YOU ARE NOT BEING ASKED TO SEND A PROXY AND YOU ARE REQUESTED  NOT TO SEND ONE.

THE  APPROXIMATE  MAILING  DATE OF THIS  INFORMATION STATEMENT IS SEPTEMBER __, 2010.

THIS INFORMATION  STATEMENT  DESCRIBES,  IN MORE DETAIL, THE ACTIONS TAKEN AND THE CIRCUMSTANCES SURROUNDING THE ACTIONS.
BY ORDER OF THE BOARD OF DIRECTORS,

/s/ JAMES PRICE
JAMES PRICE, PRESIDENT &
CHIEF EXECUTIVE OFFICER

QUESTIONS AND ANSWERS

Q: What am I being asked to approve?

A: You are not being asked to approve anything. This Information Statement is being provided to you solely for your information. Our President, CEO and Sole Director, James Price, who owns 62.3% of our issued and outstanding stock and therefore holds a majority of the outstanding voting common stock of Vanguard (the "Majority Stockholder") has already approved:

1.
The amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Vanguard Management Corporation” (Requires an amendment to the Articles of Incorporation).

2.	An increase in the authorized common stock from 1,666,666 to 500,000,000 (Requires an amendment to the Articles of Incorporation).

Q: Why have the Board of Directors and the Majority Stockholders agreed to approve these actions?

A: Vanguard was originally formed as a mining corporation.  Given the current state of global commodity prices, the Company’s needs to improve its financial health and focus on new business.  We have  recently appointed a new chief executive officer. Specifically, the Company has elected to pursue a new additional line of business that involves the provision of international marketing and management consulting services  and the name no longer reflects the new direction of the Company.  The changes of the name of the Company will better reflect this new business focus and the increase in the authorized common stock of the Company will allow the Company and its Board of Directors the ability to issue shares of the Company’s common stock if necessary in these new activities to raise capital and, on occasion make asset acquisitions.’ Though at this time the Company has not identified any possible capital or asset acquisition opportunities.

Q.  What was the process of the Board of Directors and the Majority Stockholders in approving these actions?

A.  On February 18, 2010, Mr. James Price, proposaled a reverse split of the outstanding common stock and to change Vanguard’s name to AeroFinancial Holding Corp. Board approval was not sufficient to enact the proposals, which required the approval of a majority of the company's shareholders.  At that time, Vanguard filed a Preliminary Information Statement on Schedule 14(C) with the Securities and Exchange Commission (SEC). The Preliminary 14C of February 18, 2010 contained a drafting error indicating that four shareholders had approved the proposals, when no shareholders had yet approved the proposals and in order to be approved the proposals would have to be submitted to shareholders to approve with an appropriate Proxy Statement filed on Schedule 14A.   It was an error on the part of the Company to have filed these proposals in a Proxy Information Statement filed on Schedule 14C instead of a Preliminary Proxy statement filed on Schedule 14A.  Management of the Company, subsequently determined that AeroFinancial Holding Corp was not the appropriate new name for Vanguard and focused its efforts on completing the approval of the reverse split of its common stock and choosing an appropriate name for Vanguard.  The proposals of February 18, 2010 were not approved by the shareholders of the corporation and failed to be enacted.

Nevada Revised Statute 78.207 allows a company to effectuate a reverse split of the outstanding shares with Board approval but without shareholder approval if the authorized shares are also proportionately reduced. NRS 78.207 provides:

78.207. Change in number of authorized shares of class or series: Resolution by board of directors; approval by stockholders; rights of stockholders.

1.
 Unless otherwise provided in the articles of incorporation, a corporation that desires to change the number of shares of a class or series, if any, of its authorized stock by increasing or decreasing the number of authorized shares of the class or series and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class or series held by each stockholder of record at the effective date and time of the change, may, except as otherwise provided in subsections 2 and 3, do so by a resolution adopted by the board of directors, without obtaining the approval of the stockholders.

The Company, through its Board, determined that a reverse split would potentially enable the Company to seek new capital and wished to effectuate it quickly as allowed by Nevada Revised Statute 78.207 (cited above) and adopted its action in Articles of Amendment filed April 1, 2010. This procedure is allowed under Nevada law. The Company also had determined that it wanted to change its name, and, in conjunction with such, it also would seek approval to increase the authorized shares after the reverse split of April 1, 2010.

The board of directors of the Company does not have the authority to change the name of the corporation.  The board of directors of the corporation does not have the authority to enact the reverse split proposed on February 18, 2010, which would have reduced both the Company's issued and outstanding shares without any reduction in the Company's authorized shares..

Instead of submitting the reverse split to a vote of the shareholders of the corporation, the Board of Directors agreed to a different reverse split procedure.  This procedure allows the board of directors to approve a reverse split without shareholder approval, provided the authorized shares are also reversed in the same proportion.On March 24, 2010, by written consent of the Sole Director of  Vanguard and pursuant to Nevada Revised Statute 78.207 (NRS 78.207), the Sole Director, Mr. James Price, approved a reverse split of the issued and outstanding common stock of Vanguard  on a 1 for 300 basis.  NRS 78.207 provides that if a company wishes to changes the number of shares of its authorized capital and its issued and outstanding shares, that such change can be adopted by the board of directors of the company without obtaining approval of the shareholders of the company.  On April 1, 2010, Vanguard filed the Certificate of Change with the Secretary of State of Nevada decrease the number the authorized shares of common stock from 500,000,000 to 1,666,666 shares and effecting a reverse split of the issued and outstanding common shares.  The reverse split of the issued and outstanding common shares was effective on April 16, 2010.

On May 10, 2010, by written consent of a majority of the shareholders of Vanguard, the majority shareholder of Vanguard, Mr. James Price, voting 59.1% of the issued and outstanding shares of the Company approved proposals to change the name of the Company to Vanguard Management Corporation and to increase the authorized common stock of Vanguard from 1,666,666 to 500,000,000, as discussed further in this Information Statement.  Both actions will become effective upon the filing of Amendments to the Articles of Incorporation with the Secretary of State of Nevada.

With respect to the Company's capitalization, the proposals approved by majority written consent of the shareholder on May 10, 2010 were different from the proposals of February 18, 2010.   The February proposal would have enacted a 300 to 1 reverse split in the Company's outstanding shares and would have left the Company's authorized share capital unchanged at 500,000,00.  This proposal was not enacted.  On March 24, 2010, the board of directors subsequently approved a 300 to 1 reverse split, without shareholder approval that reduced the Company's  authorized share capital to 1,666,666.  The proposals approved by Mr. Price as majority shareholder on May 10, 2010 would increase the Company's authorized shares from 1,666,666 to 500,000,000.

The Company is now attempting to do in two steps what it could not originally do in one step.  Because it did not obtain shareholder approval for a reverse split that left the authorized unchanged, it has undertaken to accomplish the same thing in two steps, a first step that involved a 300 to 1 reverse split without shareholder approval that reduced the authorized shares from 500,000,000 to 1,666,666 and a second step where Mr. Price as majority shareholder approved the increase in the authorized shares from 1,666,666 to 500,000,000.

Due to the Company having erroneously filing a Preliminary Information Statement under Section 14C of the Securities Exchange Act of 1934 on February 28, 2010, and the possibility that the SEC might deem that the preliminary 14C contained disclosures of a potential violation of the Proxy Solicitation rules under Section 14 of the '34 Act, as well as the attempt to accomplish in two steps what it could not effect in one (i.e., the reverse split followed by an increase in authorized shares), which the SEC may consider as a violation of Section 14 of the '34 Act, the Company could be subject to a civil action by the SEC for injunctive action to prohibit violations of the Securities Acts and for fines for any violations. Any such action by the SEC could be very harmful to the Company's business prospects.

The Company does not intend to be or become a Registered Investment Company subject to the requirements of the Investment Company Act of 1940. To the extent its equity assets and cash ever exceed the limit that requires Investment Company registration, the Company intends that such occurrence be transitory in nature, lasting less than three months. Management has agreed to dispose of all stock assets of the Company within 90 days and to only provide consulting services on a fee-for-service basis going forward.

The Company does not intend to engage in broker-dealer activities nor to ever become licensed as a broker-dealer.

GENERAL INFORMATION

Outstanding Shares and Voting Rights

On  September 21 , 2010  (the “Record Date”), Vanguard had 1,593,832  outstanding shares of common stock with a par value of $0.001 per share. These are the securities that would have been entitled to vote if a meeting was required to be held. Each share of common stock is entitled to one vote. The outstanding shares of common stock at the close of business on the Record Date for determining stockholders who would have been entitled to notice of and to vote on the amendments to Vanguard’s Articles of Incorporation, were held by approximately ____ stockholders of record. In connection with the various matters outlined in this Information Statement, Vanguard’s Board of Directors and a majority of its shareholders, by written consent in lieu of a shareholders meeting, have approved:
1.
The amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Vanguard Management Corporation” (Requires an amendment to the Articles of Incorporation).

2.	An increase in the authorized common stock from 1,666,666 to 500,000,000 (Requires an amendment to the Articles of Incorporation).

The principal effect of these actions will be to more clearly reflect the Company’s intended business focus in the future.

Approval of these actions required the affirmative consent of at least a majority of the outstanding shares of common stock of Vanguard. Majority Stockholders holding a total of 860,000 shares of common stock (59.1%), have already approved to these actions.

THE AMMENDMENTS

Ammendment #1.  To approve the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Vanguard Management Corporation."

The proposed change of Vanguard's name to "Vanguard Management Corporation" is intended to convey a sense of the company's new business focus as it pursues other opportunities.   The name Vanguard Minerals Corporation was perceived by management as limiting  the Company’s ability to pursue other opportunities and in management's opinion may have limited awareness to the mining sector.   Approval of the name change required the affirmative consent of at least a majority of the outstanding shares of common stock of Vanguard. Majority Stockholders holding a total of 860,000 shares of common stock (59.1%), have already approved  this action.

Upon filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the name change will be effective.

Proposal 2. An increase in the authorized common stock from 1,666,666 to 500,000,000.

The Company currently has 1,593,832 shares issued and outstanding out of 1,666,666 authorized as of September 21 , 2010.  This means that there are only 72,834 shares available for issuance currently.  The proposed change will allow the Company to issue up to 500,000,000 shares, which would provide for opportunities for financing and other transactions.

On filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the increase in authorized common shares will be effective.

Record Date

The close of business on July__, 2010, has been fixed as the record date for the determination of shareholders entitled to receive this Information Statement.

Expenses of Information Statement

The expenses of mailing this Information Statement will be borne by Vanguard, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the common stock, held of record by such persons, and that Vanguard will reimburse them for their reasonable expenses incurred in connection therewith.

Interest of Certain Persons in Matters to Be Acted on

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security Holding or otherwise, in any action covered by the related resolutions adopted by the Board of Directors and the Majority Stockholders, which is not shared by all other stockholders.

AMENDMENTS TO ARTICLES OF INCORPORATION

Name Change

The proposed amendment to Vanguard's Articles of Incorporation will cause Vanguard to change its name to "Vanguard Management Corporation.” On filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the name change will be effective.

General

The foregoing amendments will become effective on the opening of business on the twenty first day following the mailing of the Definitive Stockholders Information Statement to Vanguard's stockholders. Any executive officer, as required by the Nevada Law, is entitled to execute and file the Articles of Amendment with the Secretary of the State of the State of Nevada and such other agencies or entities as may be deemed required or necessary.

Following the name change, the share certificates you now hold will continue to be valid. In the future, new share certificates will be issued bearing the new name, but this in no way will effect the validity of your current share certificates. Certificates bearing our new name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent: Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240, Las Vegas NV 89119.

Increase in the Authorized

Our board of directors and majority stockholders have approved an increase the authorized shares that the Company can issue from 1,666,666 to 500,000,000. This  required an  Amendment  to the  Articles of  Incorporation. The Company has currently 1,593,832 shares issued and outstanding out of 1,666,666 authorized as of  September 21 , 2010.

We believe that the increase in the authorized will be advantageous to us and to all shareholders,  because it may provide the  opportunity  for the Company to issue additional shares for financing, for other corporate purposes, and to acquire assets.  Though at this time the Company has not identified any possible capital or asset acquisition opportunities.

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's shareholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration. Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning the proposed issuance prior to any share issuances. All determinations involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility but require a determination by the Board that the shares are being issued for fair and adequate consideration.

In the future event that the Board continues to issue shares for capital, services, or acquisitions, the present management and stockholders of the Company most likely will not have control of a majority of the voting shares of the Company.

It is likely that the Company may acquire services,  other assets and may seek capital compatible business opportunities through the issuance of Common Stock of the Company. Although the terms of any such transaction cannot be predicted, this could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance. There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior shareholder has paid, or at a greater than the then current market price. Typically unregistered shares are issued at less than market price due to their illiquidity and restricted nature, and the extended holding period, before they may be sold.

As our current Chief Executive Officer, James Price, is our sole director and controls 59.1% of our issued and outstanding stock.  Mr. Price is therefore able to exert nearly complete and total control of our business, affairs, potential transactions, sale or disposition of assets, entering into contracts or acquisitions.  Mr. Price may engage, and has engaged, in related-party transactions with the Company.  Once the increase in the authorized is approved, Mr. Price would be able to authorize the issuance of more than 498,000,000 shares, which could potentially dilute the current shareholders by more than 99%.

Future Dilutive Transactions

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's stockholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration.  Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning the proposed issuance prior to any share issuances.  Most determinations involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility, but require a determination by the Board that the shares are being issued for fair and adequate consideration.

The issuance of additional  shares in future  transactions  will allow, the  following  types  of  actions  or  events  to  occur  without  the  current stockholders being able to effectively prevent such actions or events:

         1.  Dilution may occur due to the issuance of  additional  shares.  The percentage ownership of the Company by the existing  shareholders may be diluted from as much as 100% to as little as 0.3%, assuming the Company issues the full 500,000,000 shares authorized.

         2. Control  of the  Company  by stockholders  may  change  due  to  new issuances.

         3. The  election of the Board of  Directors  may continue to be  dominated  by new large  stockholders,  effectively  blocking current  stockholders  from electing directors.

         4. Business plans and operations may change.

         5. Mergers, acquisitions,  or divestitures may occur which are approved by the holders of the newly issued shares.

In the  future  event  that the Board  continues  to issue  shares  for capital,  services, or acquisitions,  the present management and stockholders of the Company most likely will not have control of a majority of the voting shares of the  Company.  It is likely that the Company  may  acquire  other  compatible business  opportunities  through the  issuance of common  stock of the  Company.  Although  the terms of any such  transaction  cannot be  predicted,  this  could result  in  substantial  additional  dilution  in the  equity  of those who were stockholders  of the Company prior to such issuance.  There is no assurance that any future  issuance  of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid, or at a price greater than the then current market price. Typically, unregistered shares are issued at less than  market  price due to their  illiquidity  and  restricted  nature as a result of, among other things, the extended holding period and sales limitations which such shares are subject to.

Future Transactions with Aero Financial

Our President, CEO, Sole Director and majority shareholder, James Price, is also the controlling shareholder of Aero Financial, Inc., a private company.  While there are no present plans for any merger of our Company or any acquisition of all or substantially all of Aero Financial's assets, there can be no assurance that such a transaction will not occur.  James Price would have the ability to effect such a transaction without the approval of other shareholders.

Additional Information Regarding Our New Business

On April 20, 2010, the Company initiated a new line of business doing business as Vanguard Management in international consulting for management and marketing.  The Company intends to  provide business development consultation to emerging growth companies in a wide variety of fields involving international business marketing, and management of market development.  We have developed several customers for our new business, though we have not yet received significant revenues yet from our new line of business.  We have received revenues from our business but have not yet received enough revenues to be profitable to sustain our operations on an ongoing basis.

More specifically, Vanguard Management is a strategic consulting company that helps emerging growth companies expand domestic and international markets through strategic management and business development consulting. We intend to provide a full range of essential support, organizational services and management resources to our client companies that help them grow the bottom line in a way that creates long-term shareholder value.

Vanguard is not a funding source. We are not a Broker Dealer, Investment Bank or a Venture Capital firm. Companies and entrepreneurs come to Vanguard for assistance in guiding them through the myriad of essential steps needed to build the infrastructure and the branding of their companies.

Vanguard's Management fully believes in the ability to add value to their client companies. In most cases, Vanguard Management looks to receive cash compensation for its consulting services based on the value of the expanded domestic and international business model that Vanguard helps client companies develop.  Vanguard does not accept stock or stock options in its clients for payment.

Currently, James Price is providing the majority of the consulting services delivered by Vanguard personally.  Mr. Price has also enlisted the services of five other consultants on a part-time basis to provide services to Vanguard portfolio companies.  Vanguard has not yet determined how it will compensate its consultants, but will likely begin paying consultants cash salaries of between $2,500 to $5,000 per month plus a to-be-determined incentive compensation plan based on the overall performance of the Company.  Vanguard has not yet incurred any liabilities to its consultants to date for services rendered, though it anticipates having liabilities to its consultants in the aggregate an amount less than $50,000 for the remainder of the calendar year.

Vanguard intends to contract with experienced management consultants in Asia and Africa, where consultants who have provided management consulting services of significant value may be able to be employed by Vanguard for compensation considerably below the rates such consultants would charge were they located in North America.

Through its business relationship with accounting and consulting firm Baker, Tilly and Meralis, Vanguard is able to identify and recruit very talented consultants in Asia and Africa, who wish to expand their own practice and income earning potential by working with Vanguard.

The management consulting business is ultimately driven by the value that services generate for client companies.  In theory, client companies pay a percentage of that value to the service provider, in this case Vanguard.  From these payments, Vanguard deducts its operating expenses, costs and payments to its consultants who provide such services and the remainder is where Vanguard's potential profit is derived.

We do not have a track record of providing consulting services.  We have yet to realize any profits from our operations.  We have not yet fully identified the costs of providing these types of consulting services to our clients and cannot be certain that we can be profitable under our new business model.

We currently rely heavily on personal friends and acquaintances of our CEO, James Price and word-of-mouth, for our new clients.   To date, we have not had to compensate anyone for finding new clients for us and we have been able to find some new clients through word of mouth and personal contacts. There can be no assurance that these contacts will continue to provide clients.  We anticipate needing to spend significant amounts on marketing our services as we grow, but we have no idea currently when we may need to make such expenditures and when Mr. Price will exhaust the ability of his personal network to find new clients for us.

Genesis Venture Fund India I, LP Strategic Business Development Agreement

On September 21, 2010, Vanguard Minerals Corporation  (the "Registrant") rescinded its transaction with Genesis Venture Fund India I, LP.  Under the terms of the transaction entered into on June 16, 2010, the Vanguard Minerals Corporation, the registrant, entered into a Strategic Business Development Agreement ("Agreement") with Genesis Venture Fund India I, LP, a Delaware limited partnership ("Genesis").  The Agreement provided that Vanguard will furnish business development services and strategic management consulting services to Genesis over a period of 24 months.  The Agreement provided payment of up to $250,000 in cash by Genesis to Vanguard for the consulting services based on the milestones contained in the Agreement.  In addition, under the Agreement, Vanguard would have issued 125,000 shares of its common stock to Genesis in exchange for 15% of the limited partnership interests of Genesis.

The rescission means that Vanguard will not be providing any consulting services to Genesis and that Genesis has returned the 125,000 shares of Vanguard stock issued to it under the Agreement.  Vanguard has returned the membership interests to Genesis and there is no ongoing relationship between Vanguard and Genesis.

Relationship with Aero Financial, Inc.

Our President and CEO, James Price, has also been the President, founder and major shareholder of a private company, Aero Financial, Inc.  Aero has been engaged for more than 10 years primarily in the business of investor relations for a variety of client companies in various industries.   We will not be purchasing any stock owned by Aero Financial.

Aero Financial has previously also held itself out as an international holding company that operates, managers and builds value in a diversified group of early stage businesses.    Vanguard Management Corporation is a management consulting firm that provides management consulting on a fee-for-services basis.  Although we have previously accepted some stock in client companies, we have rescinded those transactions and now provide services on a fee-for-services basis only.

When James Price became President and CEO of Vanguard in February, 2010, he began the process of developing a new business unit of Vanguard to provide management consulting services.  Mr. Price has caused Vanguard to enter into the following transactions with Companies that are or have been involved with Aero Financial:

PEI Worldwide Holdings, Inc. On April 23, 2010, Vanguard completed a sale transaction whereby it sold 1,000,000 of its common shares at a price per share of $1.50.  The per share purchase price was paid in the form of shares of PEI Worldwide Holdings, Inc., a Nevada corporation ("PEI").  The per share purchase price was derived from the closing price of shares of PEI on April 20, 2010 as listed on the Pink Sheets, which was $1.50 per share.  Therefore, the total purchase price for the 1,000,000 common shares was $1,500,000.  860,000 of the shares were purchased by James Price and the other 140,000 of the shares were purchased by various purchasers.  1,000,000 shares of PEI represents approximately 2.5% of the issued and outstanding stock of PEI. This was a related-party transaction.  Mr. Price is our sole director and he approved this transaction.  There was no disinterested director who approved this transaction.  There can be no assurance that the price reported for PEI shares on the Pink Sheets is an accurate reflection of the true value of PEI shares.

PEI has been a client of Aero Financial and Aero has an ownership interest in PEI.  On June 3, 2010, PEI also became a strategic consulting client of Vanguard.  Vanguard intends to provide domestic and international business expansion advice and strategic management consulting services to PEI as PEI attempts to increase the market penetration of its brand of building products.  To date, Vanguard has not billed PEI for any management consulting services and has not received payment for any such services.  Vanguard anticipates providing such services during the 4th quarter of the 2010 calendar year and receiving payment for such services in the 1st quarter of the 2010 calendar year.  It has not yet been determined the exact quantity of services that PEI will purchase from Vanguard. Our CEO James Price is also a shareholder of PEI.

As of September 21, 2010, Vanguard signed an Agreement with CEO James Price  and other shareholders indicating that the Company would attempt to sell or liquidate its shares in PEI to a third party buyer and that if it was unable to do so within a period of 90 days, Mr. Price would agree to rescind the PEI purchase transaction and return the 1,000,000 shares of Vanguard issued in that transaction.

Papa Bello Pizza.  Papa Bello Pizza became a strategic consulting client of Vanguard on June 8, 2010.  Vanguard was primarily engaged to help expand Papa Bello's franchise restaurant concepts domestically and internationally.  In addition, Vanguard intends to help Papa Bello with Merger and Acquisition activity, consisting of Vanguard writing research reports on the quick service restaurant industry in order to help Papa Bello formulate an acquisition strategy and Vanguard has also committed to assist Papa Bello in its planned initial public offering by providing the competitive analysis research report that Papa Bello's attorneys will use to draft appropriate paperwork for such an offering.  Papa Bello is also a client company of Aero Financial and Aero has an ownership interest in Papa Bello.  To date, Vanguard has received $50,000 in cash payments from Papa Bello for management consulting services.  Vanguard anticipates providing such services during the remainder of the 2010 calendar year and receiving payment for such services in the 2010 calendar year, but we are unsure of the amount of such services.  It has not yet been determined the exact quantity of services that Papa Bello will purchase from Vanguard over the entire course of the agreement. Our CEO James Price is also a shareholder of Papa Bello.

Whole in One Products, Inc.  Vanguard has been retained by Whole In One Products, Inc., to provide strategic management and business consulting services.  Vanguard's compensation for such services consists of a royalty fee of 15% of Whole In One's gross sales and a 15% equity interest in the company.  Vanguard has not yet begun providing services under this agreement and has not yet received the equity interest nor has it received any royalties.  It is anticipated that Vanguard would begin receiving such royalties and would be issued the equity in the 3rd calendar quarter of 2010.  Whole In One Products is a client of Aero Financial.   Our CEO James Price is also a shareholder of Whole In One.

On September, 21, 2010, we amended our agreement with Whole In One Products to provide that we would not receive any equity interest in the company.  Instead, we will receive a cash bonus payment of $100,000 if Whole In One reaches $2,000,000 in gross sales of its products by June 30, 2011.

On July 30, 2010, Mr. Price resigned as an officer, director and employee of Aero in order to devote his full-time energies to Vanguard.  Vanguard does not presently have any plans or intentions of engaging in any transaction with Aero Financial.

On July 30, 2010, the Board of Directors of Vanguard adopted a conflict of interest policy.  This policy provides that any material business transaction with a related party be approved by a majority of independent directors of Vanguard.  A material business transaction is defined as a transaction whereby Vanguard issues any stock or any obligation to issue stock, warrants, options, incurs any indebtedness or any obligation to take on indebtedness in the future where the value of the transaction is greater than $25,000.   Since Vanguard does not currently have any independent directors, it cannot enter into such a transaction under the policy until at least one independent director is appointed to its board.  In addition, the policy establishes that for a Major Transaction, that is a material transaction where the aggregate value of the transaction is $250,000 or more, that in addition to approval by an independent director, the board must also solicit and receive an independent third party valuation of the proposed transaction that indicates that the proposed transaction is fair to Vanguard shareholders.

SHARE CAPITALIZATION OF VANGUARD

Material Terms of the Common Stock

As of September 21 , 2010 there were 1,593,832 shares of common stock, par value $0.001, issued and outstanding. No additional shares will be issued by virtue of these actions. On April 16, 2010, we effected a 1 for 300 reverse split of our common stock, par value $0.001 pursuant to NRS 78.207.  Prior to April 16, 2010, there were 80,549,666 common shares.  This reverse split had been authorized by our board of directors pursuant to NRS 78.207, which provides that if a company wishes to increase or decrease the number of shares of its authorized capital and its issued and outstanding shares, that such increase or decrease can be adopted by the board of directors of the company without obtaining approval of the shareholders of the company.

The holders of shares of common stock are entitled to one vote for each share held of record on each matter submitted to shareholders. Shares of common stock do not have cumulative voting rights for the election of directors. The holders of shares of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds of Vanguard, legally available for the payment of dividends. The holders of shares of common stock do not have any preemptive rights to subscribe for or purchase any stock, obligations or other securities of Vanguard and have no rights to convert their common stock into any other securities.

On any liquidation, dissolution or winding up of Vanguard, holders of shares of common stock are entitled to receive pro rata on all of the assets of Vanguard available for distribution to shareholders.

The foregoing summary of the material terms of the capital stock of Vanguard does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of the Articles of Incorporation of Vanguard.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the ownership of common stock with respect to shareholders who were known to  Vanguard to be beneficial owners of more than 5% of the common stock as of  September 21 , 2010, and officers and directors of Vanguard individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*

Executive Officers & Directors:

Common	James Price President, CEO & Sole Director 402 W. Broadway, Suite 2800 San Diego, CA 92101 *	985,000 shares	61.8%

Total of All Directors and Executive Officers:		985,000 shares	61.8%
More Than 5% Beneficial Owners: (not included above)

None	0

* Includes 860,000 shares directly beneficially owned. Genesis Venture Fund India I, LP owns 125,000 shares.   Mr. Price disclaims beneficial ownership of these shares which are owned by the limited partners of Genesis.  Mr. Price has also elected to refrain from making any voting or dispositive control decisions over the shares but has instead delegated such decisions to the limited partners of Genesis who have shared voting and dispositive control over the shares.

MANAGEMENT INFORMATION

Biographical Information on Officers and Directors and Significant Employees

The following table sets forth our directors and executive officers and their ages as of the fiscal year ended December 31, 2009:

Name	Age	Position

James Price	48	President, Chief Executive Officer and Sole Director

Vladimir Fedyunin	36	Principal Financial Officer and Principal Accounting Officer*.

*Mr. Fedyunin resigned as President, Chief Executive Officer and Sole Director as of February 2, 2010

James Price- President, Chief Executive Officer and Sole Director

Mr. Price has served as our President and Chief Executive Officer since February 2, 2010.  Since May of 1992, Mr. Price has functioned as President and Chief Executive Officer of San Diego based Aero Financial, Inc., which he founded, to provide essential support and organizational services to private and public companies.   Mr. Price received his bachelor’s degree from Eastern Washington University and served for 3 years in the US Army.  Upon his honorable discharge, Mr. Price served as a stock broker and office Principal for 10 years at various brokerage firms, including Gant, Cohig and Associates, AG Edwards and Sons and Global Financial, prior to founding Aero Financial.    Mr. Price sits on the Board of Directors for the San Diego area YMCA and is the Chairman of the Board for the I AM Foundation.

Vladimir Fedyunin - Principal Financial Office and Principal Accounting Officer

Vladimir Fedyunin has served as our Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, and Director since December 29, 2006.  Mr. Fedyunin resigned as President, Chief Executive Officer and Sole Director as of February 2, 2010 but remains our Principal Financial and Accounting Officer.

In addition, from January 2006 Mr. Fedyunin has served as President of Navigator Consulting Group, a corporate and management consultancy. Previously, he also served as Vice-President of Navigator Consulting Group, from November 1999 to January 2004. From January 2004 through January 2006 Mr. Fedyunin served as President of Inter Currency Exchange Corporation, a foreign exchange brokerage firm. From February 1993 through October 1998, he served as Executive Director of FOX, Ltd., and, from January 1992 through February 1993, as a Marketing General Manager for Trade House, Inc., both firms located in Zhitomir, Ukraine. Mr. Fedyunin holds a Certificate in Business Administration from Kiev Polytechnic Institute, and a Masters of Science in Commercial and Investment Banking from Moscow State University of Economics, Statistics and Informatics.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our current executive officers for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James Price,	2009		-	-	-	-	-	-	-
Chief Executive Officer*

Vladimir Fedyunin** Chief Executive Officer	2007 2008 2009	43,500 58,248 10,774	- - -	- - -	- - -	- - -	- - -	- - -	43,500 58,248 10,774

*	James Price was appointed as our President, Chief Executive Officer and as a Director on February 2, 2010.
**
Vladimir Fedyunin was appointed our Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, and a director on December 29, 2006.  He resigned as President, Chief Executive Officer  and a director on February 2, 2010 but remains our Principal Financial Officer and Principal Accounting Officer.

Compensation to Directors

As previously noted, we have no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options. During the last fiscal year ended December 31, 2009, we did not grant any stock options to our directors or make any cash payments.

Stock Option Grants

We did not grant any stock option to the executive officers during our most recent fiscal year ended December 31, 2009. We have also not granted any stock option to the executive officers since December 31, 2009.

Board of Directors Report on Executive Compensation

The Board of Directors of Vanguard will be responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of Vanguard. The goals of Vanguard are to align compensation with business objectives and performance and to enable Vanguard to attract, retain and reward executive officers and other key employees who contribute to the long-term success of Vanguard. Vanguard will provide base salaries to its executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied to performance, incentive bonuses are available to certain executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, Vanguard may set up a pension plan or similar retirement plans.

Vanguard has no pension, health, annuity, insurance, profit sharing or similar benefit plans.

At this time, Mr. Price is the Company’s sole director and also is an officer of the Company and therefore is able set and determine is compensation without the input of independent directors.

Stock Options

Vanguard has no stock options outstanding.

Familial Relationships

None.

Indemnification

The Nevada Revised Statutes contain provisions for indemnification of the officers and directors of Vanguard. The Bylaws require Vanguard to indemnify such persons to the full extent permitted by law. The Bylaws with certain exceptions, eliminate any personal liability of a director to Vanguard or its stockholders for monetary damages to Vanguard or its stockholders for gross negligence or lack of care in carrying out the director's fiduciary duties. Nevada law permits such indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of Vanguard. A director or officer must be indemnified as to any matter in which he successfully defends himself.

The officers and directors of Vanguard are accountable to the stockholders of Vanguard as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling Vanguard's affairs.

A stockholder may be able to institute legal action on behalf of himself and all other similarly situated stockholders, to recover damages where Vanguard has failed or has refused to observe the law. Stockholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Vanguard, due to a breach of fiduciary duty by an officer or director of Vanguard in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from Vanguard.

Vanguard may not be liable to its stockholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of Vanguard in most cases for any liability suffered by them or arising out of their activities as officers and directors of Vanguard, if they had not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action that they would have except for this limitation in the Articles of Incorporation and By-laws. Vanguard has been advised that, it is the position of the SEC that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Exchange Act of 1934, such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Vanguard may also purchase and maintain insurance on behalf of directors and officers, insuring against any liability asserted against such persons incurred in the capacity of director or officer or arising out of such status, whether or not Vanguard would have the power to indemnify such persons.

WHERE YOU CAN FIND MORE INFORMATION

Vanguard files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that Vanguard files with SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Vanguard to "incorporate by reference" the information it files with them, which means that Vanguard can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the SEC. The information Vanguard incorporates by reference is an important part of this Information Statement. Subsequent information that Vanguard files with SEC will automatically update and supersede this information.

Vanguard incorporates by reference the following documents filed by Vanguard pursuant to the Securities Exchange Act of 1934: (i) Vanguard's Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and (ii) any future filings Vanguard makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act pertaining to this information statement. You may request a copy of these filings (other than an exhibit to any of these filings unless Vanguard has specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning Vanguard at the following address:

Vanguard Minerals Corporation

402 West Broadway, Suite 2800, San Diego, CA 92101

You should rely only on the information Vanguard has provided or incorporated by reference in this Information Statement or any supplement. Vanguard has not authorized any person to provide information other than that provided here. Vanguard has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

OTHER MATTERS

The Board of Directors of the Company is not aware that any matter other than those described in this Information Statement has been presented for the consent of the shareholders.

INQUIRIES

Shareholders may make inquiries by contacting James Price at 619-481-3450.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Price
James Price
President and C.E.O.